EXHIBIT 99.1

CONTACTS:	Colin Neill, CFO	September 20, 2005
Axonyx Inc.
212-645-7704,
www.axonyx.com

AXONYX ANNOUNCES RESULTS OF CURTAILED PHASE III CLINICAL TRIALS FOR PHENSERINE IN ALZHEIMER’S DISEASE

NEW YORK, NY – September 20, 2005 – Axonyx Inc. (NASDAQ: AXYX) announced today the top line results of an analysis of its two curtailed Phase III clinical trials (AX-CL-09/010) with Phenserine, in development for mild to moderate Alzheimer’s disease (AD). Results following 12 weeks of treatment, as measured by the Alzheimer’s Disease Assessment Scale, cognitive subscale (ADAS cog) and Clinical Interview Based Impression of Change with caregiver input (CIBIC+), did not demonstrate a statistically significant benefit of Phenserine treatment over placebo. Patient recruitment for these studies had previously been halted and the planned 26-week treatment period shortened based on previously released results of a 375-patient trial (AX-CL-06) which had showed no statistically significant differences between Phenserine and placebo. There were no safety or tolerability concerns associated with Phenserine treatment.

The Company had originally planned to recruit 450 patients for each of the two identically designed studies in order for each trial to potentially detect a statistically significant clinical benefit. When the results of the first Phase III trial in early 2005 failed to show efficacy, patient recruitment for these two ongoing Phase III trials was halted. Those patients already enrolled were generally limited to receive only 12 (instead of the planned 26) weeks of study treatment and for the sake of the analysis the data from both trials were combined. The Company feels that the results of its analysis are consistent with and confirm the prior decision to curtail the studies.

The combined trials recruited 255 (instead of the planned 900) mild to moderate probable AD patients from 72 clinical sites in 10 countries. Throughout the 12 week treatment period patients were regularly assessed using standard cognition and memory assessments. The primary efficacy parameters were the ADAS cog and CIBIC+. According to a pre-agreed analysis and reporting strategy, secondary outcomes of efficacy were not to be analysed if the primary endpoints were not met. Neither of the two Phenserine doses used showed a significant benefit as compared to placebo treatment.

The Company continues to evaluate the whole Phenserine program. There is an ongoing examination of the interim results, reported earlier, from its ongoing Phase IIB trial. The Phase IIB trial seeks to evaluate the potential ability of Phenserine to lower the levels of beta-amyloid precursor protein (ß-APP) and beta-amyloid (Aß) levels in the plasma and cerebrospinal fluid (CSF) in AD patients following six (6) months of treatment. The reduction of ß-APP and Aß may lead to a slowing of disease progression.

Phenserine is a highly selective acetylcholinesterase inhibitor (AChE-I) that breaks down a neurotransmitter in the brain important in memory and cognition. Unlike other AChE-I’s which only suppress the activity of the enzyme, Phenserine has been shown to have two mechanisms of action: (1) the inhibition of the AChE enzyme, and (2) in preclinical studies the inhibition of the synthesis of Aß, the protein in the brain that is thought by many to be a potential cause of Alzheimer’s disease and its progression.

About Axonyx

Axonyx Inc. is a U.S.-based biopharmaceutical company engaged in the acquisition and development of proprietary pharmaceutical compounds for the treatment of Central Nervous System disorders. The Company currently has three compounds in development for Alzheimer's disease, namely Phenserine - a potential symptomatic and disease progression treatment of mild to moderate Alzheimer’s Disease (AD), Posiphen™ - a potential disease progression treatment for AD now in Phase I, and BisNorCymcerine (BNC) - a potential symptomatic treatment of severe AD now in pre-Investigational New Drug (IND) stage.

This press release may contain forward-looking statements or predictions. These statements represent our judgment to date, and are subject to risks and uncertainties that could materially affect the Company, including those risks and uncertainties described in the documents Axonyx files from time to time with the SEC, specifically Axonyx’s annual report on Form 10-K. Specifically, with respect to our drug candidates Phenserine, Posiphen™ and BisNorCymcerine, Axonyx cannot assure that: any preclinical studies or clinical trials, whether ongoing or conducted in the future, will prove successful, and if successful, that the results can be replicated; safety and efficacy profiles of any of its drug candidates will be established, or if established, will remain the same, be better or worse in future clinical trials, if any; pre-clinical results related to cognition and the regulation of beta-APP will be substantiated by ongoing or future clinical trials, if any, or that any of its drug candidates will be able to improve the signs or symptoms of their respective clinical indication or slow the progression of Alzheimer’s disease; any of its drug candidates will support an NDA filing, will be approved by the FDA or its equivalent, or if approved, will prove competitive in the market; or that Axonyx will have or obtain the necessary financing to support its drug development programs. Axonyx undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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